Exhibit 10.4

OMNIBUS AGREEMENT

among

FLYING J INC.

BIG WEST OIL, LLC

BIG WEST GP, LLC

BIG WEST OIL PARTNERS, LP

BIG WEST OPERATING GP, LLC

and

BIG WEST OIL OPERATING, LP

TABLE OF CONTENTS

		Page
	ARTICLE I
	Definitions; Construction
1.1	Definitions	1
1.2	Construction	7
	ARTICLE II
	Indemnification
2.1	Environmental Indemnification	7
2.2	Limitations Regarding Environmental Indemnification	8
2.3	Title Indemnification	8
2.4	Additional Indemnification	8
2.5	Consequential Damages	9
2.6	Indemnification Procedures	10
	ARTICLE III
	Right of First Refusal
3.1	Big West Right of First Refusal	11
3.2	Procedures	11
	ARTICLE IV
	Business Opportunities
4.1	Restricted Partnership	13
4.2	Permitted Exception	14
4.3	Scope of Prohibition	14
4.4	Enforcement	14
	ARTICLE V
	Change of Control
5.1	Change of Control of General Partner	14
	ARTICLE VI
	Representations and Warranties
6.1	Representations by Big West	14
6.2	Representations by Partnership Entities	15
	ARTICLE VII
	Insurance
7.1	Big West Insurance	16
7.2	MLP Insurance	19
7.3	Certificates; Proof of Loss	19
7.4	Payment of Deductible Amounts	19
7.5	Contractor’s Insurance	20

	ARTICLE VIII
	Confidential Information
8.1	Information	20
8.2	Definition	21
8.3	Legal Requirement	21
8.4	Survival	21
	ARTICLE IX
	Public Company Expenses

	ARTICLE X
	Term; Miscellaneous
10.1	Term	22
10.2	Choice of Law; Submission to Jurisdiction	22
10.3	Notice	22
10.4	Entire Agreement	23
10.5	Amendment or Modification	23
10.6	Assignment	23
10.7	Counterparts	24
10.8	Severability	24
10.9	Further Assurances	24
10.10	Rights of Limited Partners	24

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among Big West Oil, LLC, a Utah limited liability company (“Big West”), Big West GP, LLC, a Delaware limited liability company (“GP”), Big West Oil Partners, LP, a Delaware limited partnership (“MLP”), Big West Operating GP, LLC, a Delaware limited liability company (“Operating GP”), Big West Oil Operating, LP, a Delaware limited partnership (“Opco”) and, for the limited purpose of being bound by Article IV and Article X, Flying J Inc., a Utah corporation (“Flying J”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

Certain of the Parties have entered into the Related Agreements (as defined below), and in connection therewith, the Parties desire by their execution of this Agreement to evidence their agreement with respect to certain obligations of the Parties, as more fully set forth herein.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions; Construction

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Proposal” is defined in Section 3.2(a).

“Affiliate” (i) with respect to Big West, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, Big West, excluding GP and any other Person that directly or indirectly through one or more intermediaries is controlled by GP; (ii) with respect to GP, MLP, Operating GP and Opco, any Person that directly or indirectly through one or more intermediaries is controlled by GP; (iii) with respect to Flying J, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, Flying J, excluding GP and any other Person that directly or indirectly through one or more intermediaries is controlled by GP and (iv) with respect to any other Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such first Person. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the introduction to this Agreement.

“Applicable Laws” means all statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the

Parties, including Environmental Laws, all health, building, fire, safety and other codes, ordinances and requirements and all applicable standards of the National Board of Fire Underwriters, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment; in each case, as applicable to Big West, the Partnership Entities, the Assets or the Big West Refinery, as the case may be.

“Assets” means all assets conveyed, contributed, or otherwise transferred by the Big West Entities to the Partnership Group prior to or on the Closing Date.

“Big West” is defined in the introduction to this Agreement.

“Big West Entities” means Big West and any Person controlled, directly or indirectly, by Big West other than the Partnership Entities; and “Big West Entity” means any of the Big West Entities.

“Big West Refinery” means the refining facilities owned by Big West located at 333 West Center Street in North Salt Lake, Utah, more particularly described on Schedule I to this Agreement, but excluding the Assets.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which banking institutions in the State of Utah are closed.

“Buyer” is defined in Section 3.2(a).

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (a) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person unless immediately following such sale, lease, exchange, or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities, or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) (in the case of Big West, other than a group consisting of some of all of the current control persons of Big West), being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (b) above.

“Closing Date” means the date of the closing of the MLP’s initial public offering of Common Units.

“Common Units” is defined in the Partnership Agreement.

“Confidential Information” is defined in Section 8.2.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among Big West, GP, MLP, Operating GP, Opco and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Control” is defined in Section 10.6(a).

“Covered Environmental Losses” is defined in Section 2.1.

“Disposition Notice” is defined in Section 3.2(a).

“Environmental Law” means any and all Applicable Laws pertaining to pollution, protection of human health or the environment, or workplace health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and all similar Applicable Laws of any Governmental Authority having jurisdiction over the Assets, the Big West Refinery or their respective operations, and all amendments to such Applicable Laws and all regulations implementing any of the foregoing.

“Environmental Liabilities” or “Environmental Liability” shall mean any and all environmental response costs, costs to cure, restoration costs, costs of Remediation, settlements, penalties, and fines, including reasonable and documented counsel or consultant fees, charges and disbursements, including any such matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, including for Toxic Tort.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is or has been treated as a single employer with Flying J or Big West for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First ROFR Acceptance Deadline” is defined in Section 3.2(a).

“Flying J” is defined in first paragraph.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, or any other state that has or obtains jurisdiction over the matter in question, or any political subdivision thereof.

“GP” is defined in the introduction to this Agreement.

“Hazardous Substances” means and includes each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment.

“Indemnified Party” means the Partnership Entities or Big West and its Affiliates, as the case may be, in their capacity as the parties entitled to indemnification in accordance with Article II.

“Indemnifying Party” means either the Partnership Entities or Big West, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article II.

“Lender” means any Person providing financing with respect to the Assets.

“Limited Partner” is defined in the Partnership Agreement.

“Master Services Agreement” means the Master Services Agreement between Opco and Big West dated of even date herewith, as the same may be amended.

“MLP” is defined in the introduction to this Agreement.

“Offer Price” is defined in Section 3.2(a).

“Opco” is defined in the introduction to this Agreement.

“Operating GP” is defined in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Big West Oil Partners, LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

“Partnership Entities” means GP and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the MLP, the Operating GP, Opco and any Subsidiary of any such Person, treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pre-Closing Environmental Liabilities” means any and all Environmental Liabilities arising out of (a) any acts, omissions or conditions to the extent occurring or existing before the Closing Date associated with the ownership or operation of the Big West Refinery or the Assets that constitute (i) a violation of or any non-compliance with any requirements or obligations pursuant to Environmental Laws in effect before the Closing Date that are applicable to the Big West Refinery or the Assets, (ii) a Release or threatened Release of a Hazardous Substance at, under, on or from the Big West Refinery or the Assets or their operations as to which Environmental Laws in effect before the Closing Date require Remediation, (iii) any actual or threatened action or proceeding before any Governmental Authority alleging potential liability arising out of or resulting from any actual or alleged violation of, or any obligation to undertake Remediation under, any Environmental Laws or (b) any matters identified in the URS Corporation Environmental Compliance Summary Report dated April 16, 2007 (“URS Report”) except for the URS Retained Matters.

“Post-Closing Environmental Liabilities” means any and all Environmental Liabilities arising out of (a) any acts, omissions or conditions to the extent occurring or existing on or after the Closing Date associated with the ownership or operation of the Assets that constitute (i) a violation of or any non-compliance with any requirements or obligations pursuant to Environmental Laws in effect on or after the Closing Date that are applicable to the Assets, (ii) any Release or threatened Release of a Hazardous Substance at, under, on or from the Assets, or their operations as to which Environmental Laws in effect on or after the Closing Date require Remediation or (iii) any actual or threatened action or proceeding before any Governmental Authority alleging potential liability arising out of or resulting from any actual or alleged violation of, or any obligation to undertake Remediation under, any Environmental Laws in effect after the Closing Date or (b) the URS Retained Matters.

“Proposed Transferee” is defined in Section 3.2(a).

“Recipient” is defined in Section 8.1.

“Refining Agreement” means the Catalytic Crackling and Alkylation Refining Agreement between Opco and Big West dated of even date herewith, as the same may be amended.

“Related Agreements” means the Refining Agreement, the Master Services Agreement, the Shared Services Agreement and the Site Lease Agreement.

“Release” any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remediation” means any removal action, abatement, corrective action, containment, remedial action, investigation, assessment, study, or cleanup or other action required under Environmental Law to respond to a Release of Hazardous Substances or to resolve a violation under or maintain compliance with Environmental Law.

“Restricted Partnership” is defined in Section 4.1.

“Retained Assets” means the facilities owned by any of the Big West Entities that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement.

“ROFR Acceptance Deadline” means the First ROFR Acceptance Deadline or the Second ROFR Acceptance Deadline, as applicable.

“Sale Assets” is defined in Section 3.2(a).

“Second ROFR Acceptance Deadline” is defined in Section 3.2(a).

“Seller” is defined in Section 3.2(a).

“Shared Services Agreement” means that certain Shared Services Agreement between Opco and Big West dated of even date herewith, as the same may be amended.

“Site Lease Agreement” means that certain Site Lease Agreement between Opco and Big West dated of even date herewith, as the same may be amended.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Toxic Tort” means a claim or cause of action alleging personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been released into the environment by or as a result of the actions or omissions of the defendant.

“Transfer” including the correlative terms “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law).

“Units” is defined in the Partnership Agreement.

“URS Retained Matters” means (a) obligations or requirements (either specifically applicable to the Assets or generally applicable to both the Assets and the Big West Refinery) under any consent decree that Big West enters into with the United States (before or after the Closing Date) to the extent that such obligations or requirements arise from (i) the operation of the Assets on or after the Closing Date or (ii) Change in Law on or after the Closing Date; or (b) any increase in the nature, extent or duration of the resolution of any of the other items in the URS Report, to the extent that such increase is attributable to the operation of the Assets on or after the Closing Date, provided, however, for the avoidance of doubt, that as to both (a)(1) and (b) the Partnership Entities’ liability shall be limited solely to the incremental increase in cost associated with the operation of the Assets on or after the Closing Date.

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

1.2 Construction. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of articles, sections or subsections; (ii) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; (iii) the word “includes” and its syntactic variants means “includes, but is not limited to” and corresponding syntactic variant expressions; and (iv) the plural shall be deemed to include the singular, and vice versa.

ARTICLE II

Indemnification

2.1 Environmental Indemnification.

(a) Subject to Section 2.2, for a period of 25 years commencing as of the Closing Date, Big West agrees to indemnify, protect and defend the Partnership Entities against, and hold the Partnership Entities harmless from, any and all Pre-Closing Environmental Liabilities, incurred by or asserted against Partnership Entities.

(b) Subject to Section 2.2(b), so long as any Related Agreement remains in effect, the Partnership Entities agree to indemnify, protect and defend Big West and its Affiliates against, and hold Big West and its Affiliates harmless from, any and all Post-Closing Environmental Liabilities, incurred by or asserted against Big West or any of its Affiliates.

(c) Subject to Section 2.2(b), so long as any Related Agreement remains in effect, Big West agrees to indemnify, protect and defend the Partnership Entities against, and hold the Partnership Entities harmless from, any and all Environmental Liabilities, incurred by or asserted against the Partnership Entities arising out of, in any way caused by, or as a result of:

(i) the failure of Big West or any of its Affiliates to comply with or properly discharge obligations pursuant to Environmental Laws that relate to the ownership or operation of the Big West Refinery, or

(ii) any Release or threatened Release of a Hazardous Substance at, under, on or from the Big West Refinery or its operations, or any property or fixtures (other than the Assets) owned, leased or operated by Big West or any predecessor to Big West.

2.2 Limitations Regarding Environmental Indemnification. Big West shall not have any obligation under Section 2.1(a) until the Covered Environmental Losses of the Partnership Entities exceed $500,000 and then only to the extent of such excess amount.

2.3 Title Indemnification. Big West shall indemnify, defend and hold harmless the Partnership Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, and reasonable costs and expenses (including, court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Entities by reason of or arising out of (a) the failure of Opco to be the owner of such valid and indefeasible easement rights, leasehold interests or other adequate possessory interests in and to the lands on which any of the Assets is located as of the Closing Date; (b) the failure of Opco to have sufficient rights in the consents, licenses and permits necessary to allow any such Asset referred to in clause (a) of this Section 2.3 to operate on such land as it was operated immediately prior to the Closing Date; and (c) the cost of curing any condition set forth in clause (a) or (b) above that does not allow any Asset to be operated as it was operated immediately prior to the Closing Date; provided that the Partnership Entities shall use commercially reasonable efforts to mitigate any such cost, but failure to use such commercially reasonable efforts shall not limit the Partnership Entities’ rights to indemnification hereunder, except to the extent Big West is prejudiced thereby.

2.4 Additional Indemnification.

(a) Big West shall indemnify, defend, and hold harmless the Partnership Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, and reasonable costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Entities by reason of or arising out of claims asserted by any third party with respect to (i) events and conditions associated with the operation of the Assets and occurring before the Closing Date (other than Covered Environmental Losses which are exclusively provided for under Section 2.1 or any other environmental matters) to the extent that Big West is notified in writing of any of the foregoing within one year after the Closing Date, (ii) all currently pending legal actions against the Big West Entities, (iii) events and conditions associated with the Retained Assets and whether occurring before or after the Closing Date, and (iv) all federal, state and local income tax liabilities attributable to the operation of the Assets prior to the Closing Date, including any such income tax liabilities of the Big West Entities that may result from the consummation of the formation transactions for the Partnership Entities.

(b) The Partnership Entities shall indemnify, defend, and hold harmless Big West and its Affiliates from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties and reasonable costs and expenses (including court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by Big West or its Affiliates by reason of or arising out of claims asserted by any third party with respect to events and conditions associated with the operation of the Assets and occurring on or after the Closing Date (other than Covered Environmental Losses for which the Partnership Entities are entitled to indemnification from Big West under Section 2.1(a)).

(c) Big West shall indemnify, defend, and hold harmless the Partnership Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, and reasonable costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Entities by reason of or arising out of any employee benefit plan sponsored or contributed to by Flying J, Big West and/or their ERISA Affiliates (other than the Partnership Entities and any other Person that directly or indirectly through one or more intermediaries is controlled by a Partnership Entity), including any liability of Flying J, Big West and such ERISA Affiliates under Title IV of ERISA and any claims by current or former employees of such entities for post-retirement medical benefits, but excluding any such loss, damage, liability, claim, demand, cause of action, judgment, settlement, fine, penalty or cost and expense that is reimbursable by a Partnership Entity to Big West under the Master Services Agreement or the Shared Services Agreement. Notwithstanding the foregoing, the indemnity provided in the preceding sentence shall cease to apply with respect to a Partnership Entity on the date such Partnership Entity ceases to be an ERISA Affiliate except with respect to any matter covered by such indemnity that arose prior to such date.

2.5 Consequential Damages. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY EVER BE LIABLE TO ANY OTHER PARTY OR INDEMNIFIED PARTY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS AGREEMENT OR FOR ANY FAILURE OR PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, OR OTHERWISE.

2.6 Indemnification Procedures.

(a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim. The Indemnified Party shall also provide supporting information indicating the facts and circumstances relating to the claim, copies of all correspondence with third parties, Governmental Authorities or other individuals relating to the claim, and other relevant information reasonably requested by the Indemnifying Party.

(b) The Indemnifying Party shall have the right to control all aspects of the response to and/or defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including correspondence and negotiation with Governmental Authorities, the selection of counsel and engineering and other consultants, determination of the scope of and approach to any investigation or remediation, determination of whether to appeal any decision of any court, determination of whether to enter into any voluntary agreement with any Governmental Authority, and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Entities) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.6. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

(e) The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made.

ARTICLE III

Right of First Refusal

3.1 Big West Right of First Refusal.

(a) The Partnership Entities hereby grant to Big West a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party Lender or a Transfer to another Partnership Entity; provided that such Partnership Entity shall remain bound by this Section 3.1) of (i) equity interests in Opco or (ii) the Assets that serve the Big West Entities’ refineries. The Parties acknowledge and agree that nothing in this Section 3.1 shall prevent or restrict the Transfer of the capital stock, equity ownership interests or other securities of the GP or MLP.

(b) The Parties acknowledge that all potential Transfers of Assets pursuant to this Section 3.1 are subject to obtaining any and all required written consents of Governmental Authorities and other third parties and to the terms of all existing agreements in respect of the Assets.

(c) Big West shall have the right, in its sole discretion, to assign its rights under this Section 3.1 to any Affiliate of Big West.

3.2 Procedures.

(a) If a Person proposes to Transfer any of the Assets with respect to which a right of first refusal has been granted pursuant to this Article III to any Person pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then the Party bound by such right of first refusal (“Seller”) shall promptly give written notice (a “Disposition Notice”) thereof to the Party that is the beneficiary of such right of first refusal pursuant to Article III (“Buyer”). The Disposition Notice shall set forth the following information in respect of the proposed Transfer: the name and address of the prospective acquiror (the “Proposed Transferee”), the assets subject to the Acquisition Proposal (the “Sale Assets”), the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow Buyer to reasonably determine the fair market value of such non-cash consideration, Seller’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Acquisition Proposal that are then known to Seller. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash) the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event Seller and Buyer agree as to the fair market value of any non-cash consideration, Buyer will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets within 30 days of its receipt of the Disposition Notice (the “First ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Sale Assets. In the event (i) Buyer’s determination of the fair market value of any non-cash consideration described in the Disposition Notice (to be determined by Buyer within 30 days of receipt of such Disposition Notice) is less than the fair market value of such consideration as determined by Seller in the Disposition Notice and (ii) Buyer and Seller are unable to mutually agree upon the fair market value of such non-cash consideration within 30 days after Buyer notifies Seller of its determination thereof, Seller and Buyer shall engage a mutually agreed upon valuation firm to determine the fair market value of the non cash consideration. Such valuation firm shall be instructed to notify Buyer and Seller of its decision within 30 days after all material information is submitted thereto, which decision shall be final. The fees of the valuation firm will be split equally between Seller and Buyer. Buyer will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets to Seller within 30 days after the valuation firm has submitted its determination (the “Second ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision by Buyer not to purchase the Sale Assets. If Buyer fails to exercise a right during any applicable period set forth in this Section 3.2(a), Buyer shall be deemed to have waived its rights with respect to such proposed disposition of the Sale Assets, but not with respect to any future offer of assets.

(b) If Buyer chooses to exercise its right of first refusal to purchase the Sale Assets under Section 3.2(a), Buyer and Seller shall enter into a purchase and sale agreement for the Sale Assets which shall include the following terms:

(i) Buyer will agree to deliver cash for the Offer Price (unless Buyer and Seller agree that consideration will be paid by means of an interest-bearing promissory note or equity securities of Buyer);

(ii) Seller will represent that it has good and indefeasible title to the Sale Assets, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the Sale Assets, plus any other such matters as Buyer may approve, which approval will not be unreasonably withheld. If Buyer desires to obtain any title insurance with respect to the Sale Assets, the full cost and expense of obtaining the same (including the cost of title examination, document duplication and policy premium) shall be borne by Buyer;

(iii) Seller will grant to Buyer the right, exercisable at Buyer’s risk and expense, to make such surveys, tests and inspections of the Sale Assets as Buyer may deem desirable, so long as such surveys, tests or inspections do not damage the Sale Assets or interfere with the activities of Seller and its Affiliates thereon and so long as Buyer has furnished Seller with evidence that adequate liability insurance is in full force and effect;

(iv) Buyer will have the right to terminate its obligation to purchase the Sale Assets under this Article III if the results of any searches, surveys, tests or inspections conducted pursuant to Section 3.2(b)(ii) or (iii) above are, in the reasonable opinion of Buyer, unsatisfactory;

(v) the closing date for the purchase of the Sale Assets shall occur no later than 120 days following receipt by Seller of written notice by Buyer of its intention to exercise its option to purchase the Sale Assets pursuant to Section 3.2(a);

(vi) Seller shall execute, have acknowledged and deliver to Buyer a special warranty deed, assignment of easement, or comparable document, as appropriate, in the applicable jurisdiction, on the closing date for the purchase of the Sale Assets constituting real property interests, conveying the Sale Assets to Buyer free and clear of all encumbrances created by Seller and its Affiliates other than those set forth in Section 3.2(b)(ii) above;

(vii) the sale of any Sale Assets shall be made on an “as is,” “where is” and “with all faults” basis, and the instruments conveying such Sale Assets shall contain appropriate disclaimers; and

(viii) neither Seller nor Buyer shall have any obligation to sell or buy the Sale Assets if any of the material consents referred to in Section 3.1(c) have not been obtained.

(c) Seller and Buyer shall cooperate in good faith in obtaining all necessary governmental and other third Person approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third Business Day following the expiration of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(d) If the Transfer to the Proposed Transferee is not consummated in accordance with the terms of the Acquisition Proposal within the later of (A) 180 days after the later of the applicable ROFR Acceptance Deadline, and (B) 10 days after the satisfaction of all governmental approval or filing requirements, if any, the Acquisition Proposal shall be deemed to lapse, and Seller may not Transfer any of the Sale Assets described in the Disposition Notice without complying again with the provisions of this Article III.

ARTICLE IV

Business Opportunities

4.1 Restricted Partnership. For a period of five years following the Closing Date, and except as permitted by Section 4.2, Flying J and its Affiliates shall be prohibited from creating any publicly traded limited partnership which (a) conducts the business of refining of any type of crude oil or other hydrocarbon products in the continental United States or (b) will own or operate the Longhorn pipeline which is currently owned by a Flying J Affiliate (the foregoing, a “Restricted Partnership”).

4.2 Permitted Exception. Notwithstanding any provision of Section 4.1 to the contrary, Flying J and its Affiliates may create a Restricted Partnership with the approval of the Conflicts Committee.

4.3 Scope of Prohibition. Except as provided in this Article IV and the Partnership Agreement, Flying J and its Affiliates shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Group Member.

4.4 Enforcement. Flying J and its Affiliates agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by Flying J or its Affiliates of the covenants and agreements set forth in this Article IV, and that any breach by Flying J or its Affiliates of the covenants and agreements set forth in this Article IV would result in irreparable injury to the Partnership Group. Flying J and its Affiliates further agree and acknowledge that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin Flying J or its Affiliates from such breach, and consent to the issuance of injunctive relief relating to this Agreement. Flying J shall cause its Affiliates to comply with the terms of this Article IV.

ARTICLE V

Change of Control

5.1 Change of Control of General Partner. The Big West Entities shall not engage in any transaction or series of transactions that results in a Change in Control of GP unless the Person who will Control GP following such transaction or transactions (i) will be the owner, directly or indirectly, of Big West’s equity interests in Opco and of substantially all of the assets comprising the Big West Refinery, (ii) has a credit rating (as determined by a nationally recognized rating agency) of at least B1 by Moody’s Investors Service or B+ by Standard & Poor’s or a credit profile that is otherwise reasonably acceptable to the Conflicts Committee, and (iii) agrees in writing to assume all of the obligations of the Big West Entities under this Agreement and the Related Agreements. Following written assumption by such transferee of all of the Big West Entities’ obligations under this Agreement, thereafter the Big West Entities shall be released from all obligations arising under this Agreement and the Related Agreements after the date of such assignment; provided that such assumption shall not relieve any Big West Entity from any obligations arising under this Agreement prior to date of such assignment.

ARTICLE VI

Representations and Warranties

6.1 Representations by Big West. Big West represents and warrants to the Partnership Entities that:

(a) Big West is duly organized, validly existing and in good standing under the laws of the State of Utah, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases, including the Retained Assets, and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement and the Related Agreements.

(b) Big West has all requisite limited liability company power, authority and capacity to execute, deliver and perform this Agreement and each Related Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Related Agreement and the consummation of the transactions contemplated hereby and thereby by Big West have been duly and validly authorized by all necessary limited liability company action on the part of Big West, and this Agreement and each Related Agreement has been duly and validly executed and delivered by Big West, and is the valid and binding obligation of Big West, enforceable against Big West in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c) The execution, delivery and performance by Big West of this Agreement and each Related Agreement does not and will not (i) conflict with or violate any provision of Big West’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which Big West is a party or by which either Big West or the Retained Assets is bound or affected; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain which would cause a material adverse impact on the Partnership Entities’ business.

6.2 Representations by Partnership Entities. Each of the Partnership Entities represents and warrants to Big West that:

(a) Such Partnership Entity is duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases, including the Assets, and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement and the Related Agreements.

(b) Such Partnership Entity has all requisite power, authority and capacity to execute, deliver and perform this Agreement and such other Related Agreements to which such Partnership Entity is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Related Agreements and the consummation of the transactions contemplated hereby and thereby by such Partnership Entity have been duly and validly authorized by all necessary action on the part of such Partnership Entity, and this Agreement and the other Related Agreements to which such Partnership Entity is a party have been duly and validly executed and delivered by such Partnership Entity, and are the valid and binding obligation of such Partnership Entity, enforceable against such Partnership Entity in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c) The execution, delivery and performance by such Partnership Entity of this Agreement and the other Related Agreements to which such Partnership Entity is a Party do not and will not (i) conflict with or violate any provision of such Partnership Entity’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which such Partnership Entity is a party or by which either such Partnership Entity or its Assets are bound or affected; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain which would cause a material adverse impact on such Partnership Entity’s business.

ARTICLE VII

Insurance

7.1 Big West Insurance.

(a) Subject to MLP’s reasonable approval and the last sentence of this Section 7.1(a), Big West shall obtain and maintain the insurance described in Section 7.1(b) during any period in which one or more of the Related Agreements is in effect. Big West shall procure and maintain such insurance under individual or blanket policies and include the Partnership Entities as additional insureds under all liability policies except for workers compensation insurance. If at any time the insurer (or prospective insurer) under the property insurance referenced in Section 7.1(b)(vi) will not permit the Partnership Entities to remain named insureds under such policy, then Big West shall notify MLP thereof as soon as reasonably practicable (but in any event no later than 30 days prior to the date that the Partnership Entities cease to be named insureds) and MLP shall be responsible for obtaining and maintaining the property insurance described in such Section 7.1(b)(vi) covering the Partnership Entities’ real and personal property and loss of business income.

(b) The minimum insurance to be obtained and maintained by Big West is set forth below:

(i) Statutory Workers Compensation Insurance in compliance with Applicable Law covering all employees at the Big West Refinery;

(ii) Employer’s Liability insurance, in a minimum amount of $1,000,000 per accident;

(iii) Comprehensive General Liability Insurance, covering personal injury and property damage to third parties and covering liability for damage to property of third parties. Such policy or combination of policies shall provide limits of at least $1,000,000 each occurrence and annual aggregate and shall include contractual liability coverage;

(iv) Automobile Liability Insurance with limits of at least $1,000,000 each accident and covering all owned, non owned and hired automobiles;

(v) Excess/Umbrella Liability insurance written on an occurrence basis and providing coverage limits in excess of the primary limits of the insurance described in clauses (ii), (iii) and (iv) above; the limits of such excess/umbrella coverage shall not be less than $5,000,000 on a following form basis;

(vi) Property Insurance, on an “All Risk” basis, covering physical loss or damage to all of the Partnership Entities’ and Big West’s real and personal property (including the Assets and the Big West Refinery) and loss of business income in which MLP and Big West has an insurable interest; such coverage shall name the Partnership Entities as named insureds and meet the requirements of any Lender; and

(vii) Environmental Insurance having limits of liability of at least $4,000,000 each loss and at least $8,000,000 total all losses which provides reasonably obtainable coverage for all loss or damage to the Partnership Entities’ and Big West’s property or to third parties, relating to pollution or environmental matters, including, Environmental Laws, Releases, Hazardous Substances or Remediations; such coverage shall name the Partnership Entities as named insureds.

Except for worker’s compensation insurance and that insurance described above as to which the Partnership Entities are required to be named as named insureds, the insurance described in this Section 7.1(b) shall include the Partnership Entities as additional insureds as to the operations and activities of the Assets and the Big West Refinery. It is further agreed that such insurance shall be primary with regard to the aforementioned additional insured status.

(c) All policies, binders or interim insurance contracts with respect to insurance maintained by Big West pursuant to Section 7.1(b) and with respect to insurance maintained by MLP pursuant to Section 7.2 shall:

(i) be placed with insurance companies reasonably acceptable to MLP, Big West and (if applicable) Lender which are licensed or authorized to do business in the State of Utah and are rated by A.M. Best’s Key Rating Guide as “A-”, Financial Size “VIII”, or better;

(ii) state that it is primary, or is excess only with respect to the specific primary policy provided by the same Party for such coverage, and not excess or contributing as with respect to any other insurance (or self-insurance) available to any other Person or Lender insured thereunder and that all provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured under each such policy;

(iii) provide that there will be no recourse against any additional insured for the payment of premiums or commissions (if such policies provide for the payment thereof) or additional premiums or assessments, it being understood that such are obligations of the named insured providing such insurance pursuant to this Agreement;

(iv) waive any right of subrogation of the insurers thereunder against MLP, Lender and the members, partners, officers and directors and employees of each of them with respect to insurance described in Section 7.1(b), waive any right of subrogation of the insurers thereunder against Big West and its Affiliates and the members, partners, officers, directors and employees of each of them with respect to insurance described in Section 7.2, and waive any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, with respect to any liability of any such Person insured under such policy;

(v) with respect to the interests of the additional named insureds, provide that such insurance shall not be invalidated by any action or inaction of the additional named insureds and shall insure the additional named insureds regardless of any breach or violation of any warranty, declaration or condition contained in such insurance by the primary named insured;

(vi) provide that it may not be canceled or materially changed without giving MLP 60 days prior written notification thereof with respect to insurance described in Section 7.1(b), and without giving Big West 60 days prior written notification thereof with respect to insurance described in Section 7.2; and

(vii) shall include a separation of insured clause.

(d) Reference is made to the fact that Big West periodically reviews the availability, terms and cost of property and liability insurance coverages with respect to the Big West Refinery and other properties and operations of Big West and its Affiliates. During the term of this Agreement, Big West agrees to conduct such review no less frequently than once each fiscal year of Big West. On or about the completion of each such review, Big West will notify MLP of the results of such review. Big West and MLP shall thereafter reasonably cooperate in determining the limits, deductibles, self retention amounts and other material terms that will apply to the renewal or replacement insurance coverages to be acquired by Big West and as to which MLP will be a named insured or additional insured consistent with the provisions of this Section 7.1; and in each case the determination to be made in accordance with the preceding provisions of this sentence shall take into account the terms and cost of the available insurance coverages. Notwithstanding anything to the contrary, until such time as MLP is responsible for acquiring a particular insurance coverage pursuant to the last sentence of Section 7.1(a), Big West shall have the right to acquire such insurance coverage even if Big West and MLP have failed to reach a mutual determination on the limits, deductibles or other terms of such coverage.

7.2 MLP Insurance. MLP shall obtain and maintain (or cause to be obtained and maintained) at its expense the minimum insurance described below under individual or blanket policies:

(a) In the event any of the Partnership Entities has any employees, such Partnership Entity will obtain and maintain at all times statutory Workers Compensation Insurance in compliance with Applicable Law;

(b) Employer’s Liability Insurance in a minimum amount of $1,000,000 each accident;

(c) Automobile Liability Insurance, with limits of at least $1,000,000 each accident and covering all owned, non-owned and hired automobiles;

(d) During any period when the last sentence of Section 7.1(a) is applicable, the property insurance referenced in such sentence; and

(e) Reference is made to the fact that MLP will periodically review the availability, terms and cost of property and liability insurance coverages with respect to the Assets. During the term of this Agreement, MLP agrees to conduct such review no less frequently than once each fiscal year of MLP. On or about the completion of each such review, MLP will notify Big West of the results of such review. Big West and MLP shall thereafter reasonably cooperate in determining the limits, deductibles, self retention amounts and other material terms that will apply to the renewal or replacement insurance coverages to be acquired by MLP consistent with the provisions of this Section 7.2; and in each case the determination to be made in accordance with the preceding provisions of this sentence shall take into account the terms and cost of the available insurance coverages. Notwithstanding anything to the contrary, MLP shall have the right to acquire such insurance coverage even if MLP and Big West have failed to reach a mutual determination on the limits, deductibles or other terms of such coverage.

7.3 Certificates; Proof of Loss. On or before the required date for the insurance to be provided hereunder, each Party shall furnish certificates of insurance to the other Party evidencing the insurance required of such Party pursuant to this Agreement. The Party maintaining each insurance hereunder shall make all proofs of loss under each such policy and shall take all other action reasonably required to ensure collection from insurers for any loss under any such policy, except that MLP may require Big West to provide such proof of loss and take such other action on behalf of MLP in the case of the insurance maintained by MLP pursuant to Section 7.2.

7.4 Payment of Deductible Amounts. Notwithstanding which Party shall have obtained, or have been responsible for obtaining, insurance under Section 7.1 or 7.2 (a) the Person making the claim under any liability insurance shall bear any deductible or self retention amount applicable to such claim; provided that if any other Person insured under such liability insurance is also liable with respect to the occurrence giving rise to such claim, then the Person making the claim and such other Persons shall each bear its prorata share of such deductible or self retention amount based on the allocation of liability among them; and (b) the Person making the claim under any property insurance shall bear any deductible or self retention amount applicable to such claim; provided, if the occurrence giving rise to such claim also results in damage to or loss of property owned by any other Person insured under such property insurance, then the Person making the claim and such other Persons shall bear its prorata share of such deductible or self retention amount based on the damage and loss suffered by such Person as compared to the aggregate damage and loss suffered by all such Persons.

7.5 Contractor’s Insurance. MLP and Big West shall require their respective contractors and their subcontractors performing any services or conducting any operations or taking any on site activities with respect to the Assets or Retained Assets to procure and maintain, at a minimum, the following insurance and all policies shall include the Partnership Entities, Big West and Lender as additional insureds (except for workers compensation) and shall include waivers of subrogation in favor of the Partnership Entities, Big West and Lender. Such insurance will be primary and non-contributory of any insurance carried by or maintained on behalf of the Partnership Entities, Big West or Lender.

(a) Statutory Workers Compensation Insurance in compliance with Applicable Law;

(b) Employer’s Liability Insurance with limits of not less than $1,000,000 each accident;

(c) Comprehensive General Liability Insurance, covering personal injury and property damage to third parties and covering liability for damage to property of third parties. Such policy or combination of policies shall provide limits of at least $1,000,000 each occurrence and at least $2,000,000 annual aggregate and shall include contractual liability coverage;

(d) Automobile Liability Insurance with limits of at least $1,000,000 and covering all owned, non-owned and hired automobiles; and

(e) Excess/Umbrella Liability insurance written on an occurrence basis and providing coverage limits in excess of the primary limits of the insurance described in clauses (b), (c) and (d) above; the limits of such excess/umbrella coverage shall not be less than $5,000,000 on a following form basis.

ARTICLE VIII

Confidential Information

8.1 Information. Each of Partnership Group and Big West (the “Recipient”) agrees that it will utilize any Confidential Information received from the other solely in connection with the performance of its obligations hereunder and under the Related Agreements and the exercise by the Recipient of its rights and remedies hereunder, under the Related Agreements and under Applicable Law, and all such Confidential Information will be subject to and bound by the provisions set forth in this Article VIII. Upon termination of this Agreement and the Related Agreements, the Recipient shall return or destroy all such Confidential Information (and cease all further use and disclosure of such Confidential Information) that has been provided to it, together with all reproductions thereof in the Recipient’s possession; provided that the Recipient shall have the right to retain copies of any such information and records that relate to its performance of any services and the exercise of its rights and remedies hereunder or under the Related Agreements and under Applicable Law, and all such copies and the information reflected thereon shall be subject to the first sentence of this Section 8.1 and to Section 8.2.

8.2 Definition. “Confidential Information” means any information (regardless of format or medium of exchange) that is disclosed by any disclosing Party or any Affiliate, employee or agent thereof to the Recipient or any Affiliate, employee or agent of the Recipient in connection with the performance of this Agreement or the Related Agreements provided that Confidential Information shall not include any information that is publicly known. It is further understood that each Party may have the opportunity as a result of proximity and/or close operational ties to observe or obtain Confidential Information of any other Party and agrees not to divulge or use such information other than as set forth in this Article VIII.

8.3 Legal Requirement. If the Recipient is legally required (by interrogatories, discovery requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to disclose any Confidential Information, it is agreed that the Recipient prior to disclosure will use commercially reasonable efforts to provide the disclosing Party with prompt notice of such request(s) so that the disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive the Recipient’s compliance with this Article VIII. If such protective order or other remedy is not obtained, or the disclosing Party grants a waiver hereunder, the Recipient required to furnish Confidential Information may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of such Party’s counsel, the Recipient is legally compelled to disclose, and the Recipient will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. Disclosure of Confidential Information by the Recipient shall not violate this Article VIII to the extent that Recipient (or its ultimate parent) in the exercise of reasonable good faith judgment deems it necessary, pursuant to law, regulation or stock exchange rule, to disclose such information in or in connection with filings made with the Securities Exchange Commission, any securities exchange upon which debt or equity securities of such Recipient or its parent may be listed, to any Governmental Authority or in presentations to lenders or ratings agencies.

8.4 Survival. The provisions of this Article VIII shall survive the termination of this Agreement for a period of three years following such termination.

ARTICLE IX

Public Company Expenses

For the period from the date of this Agreement through the third anniversary hereof, Big West shall reimburse MLP for general and administrative expenses incurred by MLP in excess of $1,500,000 per year (prorated for the first year if a partial year) by reason of being a public partnership, including costs associated with annual and quarterly reports to holders of MLP units, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, director compensation and incremental insurance costs, including director and officer liability insurance.

ARTICLE X

Term; Miscellaneous

10.1 Term. This Agreement shall terminate upon the termination of all of the Related Agreements; provided that any claims for indemnification made under this Agreement within any required time period under this Agreement shall survive termination.

10.2 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Utah, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Parties hereby agrees: (i) to submit to the exclusive jurisdiction of any state or federal court sitting in Salt Lake County, Utah in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) that all claims in respect of any such action or proceeding may be heard and determined in any such court, (iii) that such Party will not bring any action or proceeding arising out of or relating to this Agreement in any other court, and (iv) that such Party waives any defense of inconvenient forum to the maintenance of any such action or proceeding, and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding.

10.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or e-mail to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 10.3.

If to the Big West Entities:

___________________________

___________________________

___________________________

___________________________

Attention: __________________

Fax: _______________________

E-mail: _____________________

with a copy to:

Flying J Inc.

1104 Country Hills Drive, 7th Floor

Ogden, Utah 84403

Attention: General Counsel

Fax: (801) 624-1263

E-mail: james.dester@flyingj.com

If to Flying J to:

Flying J Inc.

1104 Country Hills Drive, 7th Floor

Ogden, Utah 84403

Attention: General Counsel

Fax: (801) 624-1263

E-mail: james.dester@flyingj.com

If to the Partnership Entities:

___________________________

___________________________

___________________________

Attention: __________________

Fax: _______________________

E-mail: _____________________

10.4 Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein.

10.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable judgment of the GP, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

10.6 Assignment.

(a) Except as permitted under this Section 10.6, no Party to this Agreement or any Related Agreement may assign or otherwise transfer or delegate any of its rights or obligations under this Agreement or any Related Agreement without the prior written consent of the other Parties hereto and thereto, and any purported transfer in violation hereof shall be null and void. Flying J and its Affiliates shall have the right to assign this Agreement and the Related Agreements to any transferee of substantially all of the assets comprising the Big West Refinery if such transferee (i) assumes the obligations of Flying J and its Affiliates hereunder and thereunder from and after the date of transfer pursuant to an assignment in the form of Exhibit C, (ii) has, by contract or otherwise, experience in the refining industry and, in the reasonable good faith judgment of Opco, with the concurrence of GP’s Conflicts Committee is reasonably capable of performing the obligations of Flying J and its Affiliates hereunder and thereunder, (iii) has a credit rating of at least B1 by Moody’s Investors Service or B+ from Standard & Poor’s or otherwise is reasonably creditworthy, in Opco’s reasonable good faith judgment with the concurrence of GP’s Conflicts Committee, and (iv) Controls or will Control (A) GP and (B) as long as Big West owns more than [25%] of the equity of Opco, Big West’s equity interest in Opco. “Control” means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(b) Upon delivery of such assignment by a permitted transferee, Flying J and its Affiliates shall be released from its obligations and liabilities with respect to events occurring subsequent to the transfer. Flying J and its Affiliates shall not transfer all or substantially all of the Big West Refinery except to a transferee accepting assignment of this Agreement and the Related Agreements in compliance with this Section 10.6. This Agreement shall be binding upon, and inure the benefit of, permitted successors and assigns.

10.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

10.8 Severability. If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

10.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

10.10 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the MLP shall have the right, separate and apart from the MLP, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

BIG WEST OIL, LLC

By:
Name:
Title:

BIG WEST GP, LLC

By:
Name:
Title:

BIG WEST OIL PARTNERS, LP

By:
Name:
Title:

BIG WEST OPERATING GP, LLC

By:
Name:
Title:

BIG WEST OIL OPERATING, LP

By:
Name:
Title:

Signature Page to Omnibus Agreement

Solely for the purpose of agreeing to the provisions of Article IV and Article IX:

FLYING J INC.

By:
Name:
Title:

Signature Page to Omnibus Agreement

SCHEDULE I

BIG WEST REFINERY